EXHIBIT 21.01

LIST OF REGISTRANT’S SUBSIDIARIES

Allaire Corporation	United States

Allaire Securities Corporation	United States

Allaire International, Inc.	United States

Bright Tiger Technologies, Inc.	United States

Live Software, Inc.	United States

Valto Systems, Inc.	United States

Presedia, Inc.	United States

Middlesoft, Inc.	United States

Allaire Europe Holdings B.V.	Netherlands

Macromedia Netherlands B.V.	Netherlands

Macromedia Ireland Ltd.	Ireland

Macromedia Software Ireland Limited	Ireland

Macromedia Canada Ltd.	Canada

Macromedia Europe Ltd.	United Kingdom

Macromedia Japan KK	Japan

Macroweb Software GmbH	Germany

Allaire GmbH	Germany

Macromedia SARL	France

Macromedia, A.B.	Sweden

Macromedia Hong Kong Ltd.	China

Macromedia South Asia Pte. Ltd.	Singapore

Macromedia S.r.l.	Italy

Macromedia Brasil Ltda.	Brazil

Macromedia GmbH	Switzerland

Macromedia Software, S.L.	Spain

Macromedia Korea, Ltd.	South Korea

Macroweb Software de Mexico	Mexico

Macromedia Belgium BVBA	Belgium

Macromedia Asia Pacific Pty, Ltd.	Australia

Macromedia Research and Development Private, Ltd.	India